Exhibit 99.2
                                                                    ------------


                    Riviera Gaming Management Corp.-Elsinore
                         2901 Las Vegas Boulevard South
                            Las Vegas, NV 89109-1931


                                                September 3, 1999


Mr. John C. Waterfall
Morgens, Waterfall, Vintiadis & Company, Inc.
10 East 50th Street, 26th Floor
New York, NY  10022

Dear Bruce:

         Reference is made to the letter dated September 1, 1999, pursuant to which effective 120 days from the date of such letter ("Termination Date") the "Companies" (hereinafter defined) have terminated (the "Termination") the Management Agreement, dated as of February 28, 1996, by and between Elsinore Corporation, a Nevada corporation ("Elsinore"), Four Queens, Inc., a Nevada corporation ("Four Queens" and Elsinore, the "Companies"), and Riviera Gaming Management Corp.-Elsinore, a Nevada corporation ("Manager").

         The Companies have without prejudice reserved their right to contend there is not and never has been a valid and enforceable Management Agreement.

         All capitalized terms not defined herein shall have the same meanings as in the Management Agreement.

         Manager accepts the Termination effective as of the Termination Date. The Termination shall have no effect on the rights of Manager and its affiliates to continue to receive the Management Fee and to receive other monies from the Companies for services performed or goods supplied prior to the Termination Date by Manager and its affiliates.

         You have also advised us that the Companies have appointed Dual Cooper as General Manager of the Four Queens, effective on September 3, 1999. Although this appointment is inconsistent with the provisions of the Agreement which grant exclusive management rights to Manager, including Section 3.2, Manager waives the provisions of Section 3.2 provided that you confirm to us by signing and returning the enclosed copy of this letter, that Manager is no longer responsible for management of the Project and that its role until the Termination Date will be limited to providing such consulting services as Mr. Cooper may, from time to time, request and continuing to provide computer services on the same basis as at present, and using its best efforts to separate the computer systems in an orderly fashion, but will assume no responsibility for the effectiveness thereof.

         The Companies hereby expressly exculpate and indemnify the Manager from any responsibility for operation of the Four Queens from and after September 3, 1999.

         This letter will also serve as the resignation by William L. Westerman as a director and officer of the Four Queens, effective September 3, 1999. Since neither Mr. Westerman nor the Manager will have any responsibility for the gaming operations of the Four Queens, based upon understanding that all such responsibilities are being assumed by Mr. Cooper, Manager will so advise the Nevada Gaming Board. A copy of this letter is being sent to Mr. Steve DuCharme, Chairman of the Nevada Gaming Control Board.

                                              Very truly yours,

                                              Riviera Gaming Management-Elsinore


                                              By:
                                                  ------------------------------
                                                       William L. Westerman


AGREED:

Elsinore Corporation and
Four Queens Management, Inc.


By:
   -------------------------
      John C. Waterfall,
      Authorized Signatory

cc:   Steve DuCharme,
      Nevada Gaming Control Board Chairman

      Frank Schreck, Esq.